                                                                    EXHIBIT 99.4

PROSPECTUS SUPPLEMENT

                            ONEIDA FINANCIAL CORP.

                            THE ONEIDA SAVINGS BANK
                  401(K) SAVINGS PLAN IN RSI RETIREMENT TRUST

     This Prospectus Supplement is being provided to participants (the "Participants") in The Oneida Savings Bank 401(k) Savings Plan in RSI Retirement Trust (the "Plan"). The Oneida Savings Bank (the "Bank") is reorganizing from the mutual form of organization to the mutual holding company form of organization, and shares of Common Stock of Oneida Financial Corp. (the "Company") will be issued to certain depositors and the public (the "Offering"). As a Participant, you may direct the trustee of the Plan to purchase Company common stock ("Common Stock") in the Offering with amounts allocated to your account under the Plan. The Plan would invest in Common Stock through the Oneida Financial Corp. Stock Fund ("Employer Stock Fund"). Since the Plan actually purchases the Common Stock, you would acquire only a "participation interest" in the shares and would not own the shares directly. This Prospectus Supplement relates to your initial election to direct that all or a portion of your account be invested in the Employer Stock Fund in the Offering. Your will be able to provide alternative investment instructions to the trustee in the event that the Offering is oversubscribed and the total amount allocated to your account cannot be used by the trustee to purchase Common Stock. You will be entitled to direct the investment of your account in the Employer Stock Fund after the Offering is completed.

     The Prospectus of the Company dated _________, 1998 (the "Prospectus") which is attached to this Prospectus Supplement includes detailed information with respect to the mutual holding company reorganization and related stock offering, and the financial condition, results of operations and business of the Bank. This Prospectus Supplement, which provides information with respect to the Plan, should be read only in conjunction with the Prospectus. Defined terms have the same meaning as is set forth in the Prospectus.

                             ____________________

     FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY EACH PARTICIPANT AS TO AN INVESTMENT IN THE COMMON STOCK, SEE "RISK FACTORS"
                    BEGINNING ON PAGE __ OF THE PROSPECTUS
                             _____________________

     THE INTERESTS IN THE PLAN AND THE OFFERING OF THE COMMON STOCK HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE SECURITIES AND EXCHANGE COMMISSION, OR ANY OTHER FEDERAL OR STATE AGENCY.

     NO OFFICE, CORPORATION, COMMISSION, BUREAU OR OTHER AGENCY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE PARTICIPATION INTERESTS OFFERED HEREBY ARE NOT (1) SAVINGS ACCOUNTS OR DEPOSITS; (2) FEDERALLY INSURED OR GUARANTEED, OR (3) GUARANTEED BY THE COMPANY OR THE BANK. THE PLAN'S ENTIRE INVESTMENT IN COMMON STOCK IS SUBJECT TO LOSS.

          The date of this Prospectus Supplement is _________, 1998.

                           NOTICE TO PARTICIPANTS IN
                            THE ONEIDA SAVINGS BANK
                  401(K) SAVINGS PLAN IN RSI RETIREMENT TRUST


     Attached to this Notice is a copy of the Prospectus and Prospectus Supplement relating to the offer and sale of participation interests and shares of common stock, par value $.10 per share (the "Common Stock") of Oneida Financial Corp. (the "Company").

     The Oneida Savings Bank 401(k) Savings Plan in RSI Retirement Trust (the "Plan") enables you to direct the investment of all or a portion of your account balance into one of seven alternative investment funds. In connection with the reorganization of The Oneida Savings Bank (the "Bank") from the mutual form of organization to the mutual holding company form of organization, the Bank established an Employer Stock Fund as an additional investment option under the Plan. The Prospectus Supplement has been prepared and distributed to you so that you can make an informed decision regarding your opportunity to invest all or a portion of your account balance in the Plan in the Employer Stock Fund. In the event the offering is oversubscribed and the trustee is unable to use the full amount allocated by you to purchase Common Stock in the offering, you may either (i) elect alternative investments from among the seven other funds offered, or (ii) direct the trustee to hold the funds transferred to the Employer Stock Fund and purchase Common Stock in the open market after the
offering.   The other funds selected by the trustees of the Plan in which you may invest include: Core Equity Fund, Emerging Growth Equity Fund, Value Equity Fund, Actively Managed Bond Fund, Intermediate-Term Bond Fund, Short-Term Investment Fund and International Equity Fund.

     The Plan's feature which allows participants the opportunity to direct the investment of their account balances is intended to satisfy the requirements of
Section 404(c) of the Employee Retirement Income Security Act of 1974 ("ERISA"). The effect of this is two-fold. First, you will not be deemed a 'fiduciary' by virtue of your exercise of investment discretion. Second, no person who otherwise is a fiduciary (for example, the employer, the Plan administrator, or the Plan's trustee) is liable under the fiduciary responsibility provision of ERISA for any loss which results from your exercise of control over the assets in your Plan account.

     Because you will be entitled to invest all or a portion of your account balance in the Plan in the Employer Stock Fund which will be invested in Common Stock, the regulations under Section 404(c) of ERISA require that the Plan establish procedures that ensure the confidentiality of your decision to purchase, hold, or sell employer securities, except to the extent that disclosure of such information is necessary to comply with federal or state laws not preempted by ERISA. These regulations also require that your exercise of voting and similar rights with respect to the Employer Stock Fund be conducted pursuant to procedures that ensure the confidentiality of your exercise of these rights. Accordingly, the Plan committee designates Joanne Mobriant, Director of Human Resources of the Bank, as the person to whom your investment instructions should be returned. Joanne Mobriant will transfer your investment instructions directly to ______________________, c/o ___________________________________, the
trustee for the Employer Stock Fund during the Offering. In the case of an event that involves a potential for undue employer influence, you will be instructed to return your instructions directly to ____________________________.

                               TABLE OF CONTENTS

THE OFFERING..............................................................................................1

         Securities Offered...............................................................................1
         Election to Purchase Common Stock in the Offering; Priorities....................................1
         Value of Participation Interests.................................................................2
         Method of Director Transfer......................................................................2
         Time for Directing Transfer......................................................................2
         Irrevocability of Transfer Direction.............................................................2
         Direction to Purchase Common Stock After the Offering............................................2
         Purchase Price of Common Stock...................................................................3
         Nature of a Participant's Interest in Common Stock...............................................3
         Voting Rights of Common Stock....................................................................3

DESCRIPTION OF THE PLAN...................................................................................4

         Introduction.....................................................................................4
         Eligibility and Participation....................................................................5
         Contributions Under the Plan.....................................................................5
         Limitations on Contributions.....................................................................5
         Investment of Contributions and Account Balances.................................................7
         Benefits Under the Plan.........................................................................10
         Withdrawals and Distributions From the Plan.....................................................10
         Administration of the Plan......................................................................12
         Reports to Plan Participants....................................................................12
         Plan Administrator..............................................................................12
         Amendment and Termination.......................................................................13
         Merger, Consolidation or Transfer...............................................................13
         Federal Income Tax Consequences.................................................................13
         ERISA and Other Qualifications..................................................................16
         SEC Reporting and Short-Swing Profit Liability..................................................17
         Financial Information Regarding Plan Assets.....................................................17

LEGAL OPINION............................................................................................17

                                 THE OFFERING

SECURITIES OFFERED

     The securities offered hereby are participation interests in the Plan. Up to 220,000 shares (assuming a purchase price of $10 per share) of Common Stock may be acquired by the Plan as part of the Offering to be held in the employer stock fund ("Employer Stock Fund"). The Company is the issuer of the Common Stock. Only employees of the Bank or its subsidiaries may become Participants in the Plan. The Common Stock to be issued hereby is conditioned on the consummation of the Reorganization. A Participant's investment in the Employer Stock Fund in the Offering is subject to the priority set forth in the Plan of Reorganization. Information with regard to the Plan is contained in this Prospectus Supplement and information with regard to the Reorganization and the financial condition, results of operation and business of the Bank is contained in the attached Prospectus. The address of the principal executive office of the Bank is 182 Main Street, Oneida, New York 13421-1676. The Bank's telephone number is (315) 363-2000.

ELECTION TO PURCHASE COMMON STOCK IN THE OFFERING; PRIORITIES

     The Plan permits each Participant to direct the investment of his or her account balance among eight investment alternatives which include the Employer Stock Fund in multiples of 10%. The Trustee (defined herein) of the Employer Stock Fund will purchase Common Stock offered for sale in connection with the Offering in accordance with each Participant's directions. IN THE EVENT THE OFFERING IS OVERSUBSCRIBED AND THE TRUSTEE IS UNABLE TO USE THE FULL AMOUNT ALLOCATED BY A PARTICIPANT TO PURCHASE COMMON STOCK IN THE OFFERING, PARTICIPANTS MAY EITHER (I) ELECT ALTERNATIVE INVESTMENTS FROM AMONG THE SEVEN OTHER FUNDS OFFERED, OR (II) DIRECT THE TRUSTEE TO HOLD THE FUNDS TRANSFERRED TO THE EMPLOYER STOCK FUND AND PURCHASE COMMON STOCK IN THE OPEN MARKET AFTER THE OFFERING. If a Participant fails to direct the investment of his or her account balance, the Participant's account balance will remain in the other investment funds of the Plan as previously directed by the Participant. If a Participant has never made an investment election, the Participant's account balance will be invested in the Short-Term Investment Fund.

     The shares of Common Stock to be sold in the Offering are being offered in accordance with the following priorities: (i) depositors of the Bank with account balances totaling at least $100 as of December 31, 1996 ("Eligible Account Holders"); (ii) tax-qualified employee plans of the Bank, including the Employee Stock Ownership Plan ("ESOP"); (iii) depositors of the Bank with account balances of $100 or more as of September 30, 1998 who are not Eligible Account Holders ("Supplemental Eligible Account Holders"); (iv) employees, officers and trustees of the Bank; and (v) certain members of the general public, with preference given to natural persons residing in Madison county, New York, the cities and towns of Annsville, Camden, Florence, Sherrill, Vernon, Verona and Vienna in Oneida county, and the towns of Fabius, Manlius and Pompey in Onondaga county.

     To the extent that the Plan or the Participants fall into one of these categories, the Participants are being permitted to use funds in their Plan account to subscribe or pay for the Common Stock being acquired. Common Stock so purchased will be placed in a Participant's Employer Stock Fund account within his or her Plan account. Funds not transferred to the Employer Stock Fund will remain in the other investment funds of the Plan as directed by the Participant.

VALUE OF PARTICIPATION INTERESTS

     The assets of the Plan were valued at approximately $2 million as of June 30, 1998. Each Participant was informed of the value of his or her beneficial interest in the Plan as of June 30, 1998. The $2 million value represents the aggregate market value as of June 30, 1998, of all Participants' accounts and earnings thereon, less previous withdrawals.

METHOD OF DIRECTING TRANSFER

     Each Participant shall receive a form (the "Investment Election Form") which provides for a Participant to direct that all or a portion of his or her beneficial interest in the Plan (in multiples of 10%) be transferred to the Employer Stock Fund. If a Participant wishes to invest all or part of his or her beneficial interest in the assets of the Plan to the purchase of Common Stock issued in connection with the Offering, he or she should indicate that decision on the Investment Election Form.

TIME FOR DIRECTING TRANSFER

     Directions to transfer amounts to the Employer Stock Fund in order to purchase Common Stock issued in connection with the Offering must be returned to Joanne Mobriant, Director of Human Resources at the Bank, no later than 12 p.m. on November __, 1998.

IRREVOCABILITY OF TRANSFER DIRECTION

     A Participant's direction to transfer amounts credited to such Participant's account in the Plan to the Employer Stock Fund in order to purchase shares of Common Stock in connection with the Offering is irrevocable. Participants, however, will be able to direct the investment of their accounts under the Plan as explained below.

DIRECTION TO PURCHASE COMMON STOCK AFTER THE OFFERING

     After the Offering, a Participant will continue to be able to direct that a certain percentage of his or her interest in the Plan be transferred to the Employer Stock Fund and invested in Common Stock or to the other investment funds available under the Plan (amounts invested in the investment funds may be invested in multiples of 10% from 10% to 100%). Alternatively, a Participant may direct that all or any portion of his or her interest in the Plan be transferred to the following funds in accordance with the terms of the Plan:

     .    Core Equity Fund
     .    Emerging Growth Equity Fund
     .    Value Equity Fund
     .    Actively Managed Bond Fund
     .    Intermediate-Term Bond Fund
     .    Short-Term Investment Fund
     .    International Equity Fund

(Said funds, together with the Employer Stock Fund being hereinafter referred to as the "Plan Funds"). Participants are permitted to direct that future contributions (in multiples of 10%) made to the Plan by or on their behalf will be invested among any of the Plan Funds. The allocation of a Participant's interest in a Plan Fund may be changed not more often than once per quarter. Note that the election to invest in the Employer Stock Fund during the Offering will not be considered to be the Participant's quarterly allocation election. Special restrictions may apply to transfers directed to and from the Employer Stock Fund by those Participants who are officers, directors and principal shareholders of the Company who are subject to the provisions of Section 16(b) of the Securities and Exchange Act of 1934 ("Exchange Act").

PURCHASE PRICE OF COMMON STOCK

     The funds transferred to the Employer Stock Fund for the purchase of Common Stock in connection with the Offering will be used by __________________________ (the "Employer Stock Fund Trustee") to purchase shares of Common Stock, except in the event of an oversubscription, as discussed above. The price paid for such shares of Common Stock will be the same price as is paid by all other persons who purchase shares of Common Stock in the Offering.

     Subsequent to the Offering, Common Stock purchased by the Employer Stock Fund Trustee will be acquired in open market transactions. The prices paid by the Employer Stock Fund Trustee for shares of Common Stock will not exceed "adequate consideration" as defined in Section 3(18) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

NATURE OF A PARTICIPANT'S INTEREST IN THE COMMON STOCK

     The Common Stock will be held in the name of the Employer Stock Fund Trustee, as Trustee. Shares of Common Stock acquired at the direction of a Participant will be allocated to the Participant's account under the Plan. Therefore, earnings with respect to a Participant's account should not be affected by the investment designations (including investments in Common Stock) of other Participants. The Employer Stock Fund Trustee as record holder will vote such allocated and unallocated shares, if any, as directed by Participants.

VOTING RIGHTS OF COMMON STOCK

     The Employer Stock Fund Trustee generally will exercise voting rights attributable to all Common Stock held by the Trust as directed by Participants with interests in the Employer Stock

Fund. With respect to each matter as to which holders of Common Stock have a right to vote, each Participant will be allocated voting instruction rights reflecting such Participant's proportionate interest in the Employer Stock Fund. The number of shares of Common Stock held in the Employer Stock Fund that are voted in the affirmative and negative on each matter shall be proportionate to the number of voting instruction rights exercised by Participants in the affirmative and negative respectively.

DESCRIPTION OF THE PLAN

INTRODUCTION

     Effective January 1, 1988, the Bank adopted the Oneida Savings Bank Incentive Savings Plan (the "Prior Plan"). Effective as of October 1, 1994, the Prior Plan was amended and restated in its entirety and RSI Retirement Trust was named successor trustee. The Plan is a profit sharing plan with a cash or deferred compensation feature established in accordance with the requirements under Section 401(a) and Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). The Plan is qualified under Section 401(a) of the Code, and its related trust is qualified under Section 501(a) of the Code.

     The Bank intends that the Plan, in operation, will comply with the requirements under Section 401(a) and Section 401(k) of the Code. The Bank will adopt any amendments to the Plan that may be necessary to ensure the qualified status of the Plan under the Code and applicable Treasury Regulations.

     Employee Retirement Income Security Act.  The Plan is an "individual
     ----------------------------------------
account plan" other than a "money purchase pension plan" within the meaning of ERISA. As such, the Plan is subject to all of the provisions of Title I (Protection of Employee Benefit Rights) and Title II (Amendments to the Internal Revenue Code Relating to Retirement Plans) of ERISA, except the funding requirements contained in Part 3 of Title I of ERISA which by their terms do not apply to an individual account plan (other than a money purchase plan). The Plan is not subject to Title IV (Plan Termination Insurance) of ERISA. The funding requirements contained in Title IV of ERISA are not applicable to Participants (as defined below) or beneficiaries under the Plan.

     Reference to full Text of Plan. The following statements are summaries of
     ------------------------------
certain provisions of the Plan. They are not complete and are qualified in their entirety by the full text of the Plan. Words capitalized but not defined in the following discussion have the same meaning as set forth in the Plan. Copies of the Plan are available to all employees by filing a request with the Plan Administrator, c/o The Oneida Savings Bank, Attention: Joanne Mobriant, Human Resources Director, 182 Main Street, Oneida, New York 13421-1676. Each employee is urged to read carefully the full text of the Plan.

ELIGIBILITY AND PARTICIPATION

     Any salaried or hourly-paid employee of the Bank is eligible to participate in the Plan on the first day of the payroll of any calendar month following completion of a one (1) year of Eligibility Service with the Bank. The plan year is January 1 to December 31 (the "Plan Year").

     As of June 30, 1998, there were approximately 75 employees eligible to participate in the Plan, and 69 employees participating by making salary deferral contributions.

CONTRIBUTIONS UNDER THE PLAN

     401(k) Plan Contributions. Each Participant in the Plan is permitted to
     -------------------------
elect to defer such Participant's compensation (as defined below) on a pre-tax basis up to the lesser of 10% of annual Compensation (expressed in terms of whole percentages) or the applicable limit under the Code (for 1998, the applicable limit is $10,000) and subject to certain other restrictions imposed by the Code, and to have that amount contributed to the Plan on such Participant's behalf. (Under the Code, the pre-tax basis could be increased to the lesser of 25% of annual Compensation or the $10,000 applicable limit). For purposes of the Plan, "Compensation" means, generally, a Participant's total compensation received from the Bank, including amounts the Participant elects to defer as salary contributions to the Plan. Compensation does not include contributions made by the Bank to any other pension, deferred compensation, welfare or other employee benefit plan, amounts realized from the exercise of a nonqualified stock option or the sale of a qualified stock option, and other amounts which received special tax benefits. In 1998, the annual Compensation of each Participant taken into account under the Plan was, and is, limited to $160,000. (Limits established by the Internal Revenue Service ("IRS") are subject to increase pursuant to an annual cost of living adjustment, as permitted by the Code). A Participant may elect to modify the amount contributed to the Plan once per calendar quarter effective the first payroll period following the Participant's written notice to the Plan Administrator, provided such notice is filed with the Plan Administrator at least 10 days before it is to become effective. However, special restrictions apply to persons subject to Section 16 of the Exchange Act.

     Employer Contributions. The Bank makes matching contributions to the Plan
     ----------------------
equal to 100% of the elective deferral contributions, up to a maximum of 3% of a Participant's Compensation.

     The Bank may also make discretionary Special Contributions on behalf of Non-Highly Compensated Employees equal to a percentage of each eligible Participant's Compensation, to be determined each year by the Bank.

LIMITATIONS ON CONTRIBUTIONS

     Limitation on Employee Salary Deferrals.   The annual amount of deferred
     -----------------------------------------
Compensation of a Participant (when aggregated with any elective deferrals of the Participant under a simplified employee pension plan or a tax-deferred annuity) may not exceed the limitation contained in Section 402(g) of the Code, adjusted for increases in the cost of living as permitted by the Code (the limitation for 1998 is $10,000). Contributions in excess of this limitation ("excess deferrals") will be included in the Participant's gross income for federal income tax purposes in the year they are made. In addition, any such excess deferral will again be subject to federal income tax when distributed by the Plan to the Participant, unless the excess deferral (together with any income allocable thereto) is distributed to the Participant not later than the first April 15th following the close of the taxable year in which the excess deferral is made. Any income on the excess deferral that is distributed not later than such date shall be treated, for federal income tax purposes, as earned and received by the Participant in the taxable year in which the distribution is made.

     Limitations on Annual Additions and Benefits.   Pursuant to the
     ----------------------------------------------
requirements of the Code, the Plan provides that the amount of contributions and forfeitures allocated to each Participant's account during any Plan Year may not exceed the lesser of $30,000 or 25% of the Participant's Compensation for the Plan Year. In addition, annual additions are limited to the extent necessary to prevent contributions on behalf of any employee from exceeding the employee's combined plan limit, i.e., a limit that takes into account the contributions and benefits made on behalf of an employee to all plans of the Bank. To the extent that these limitations have been exceeded with respect to a Participant, the Plan Administrator shall use the excess amounts in the next limitation year (and succeeding limitation years, if necessary) to reduce Basic Contributions, Matching Contributions and Special Contributions for that Participant if such Participant is an Eligible Employee (as defined) during the next limitation year, or if the Participant is not an Eligible Employee, allocate and reallocate the excess amounts in the next limitation year (and succeeding limitation years, if necessary) to all Participants then actively participating in the Plan.

     Limitation on Plan Contributions for Highly Compensated Employees.
     -----------------------------------------------------------------
Sections 401(k) and 401(m) of the Code limits the amount of salary deferral contributions and matching contributions that may be made to the Plan in any Plan Year on behalf of Highly Compensated Employees (defined below) in relation to the amount of salary deferral contributions made by or on behalf of all other employees eligible to participate in the Plan. Specifically, the "actual deferral percentage" ("ADP") (i.e., the average of the actual deferral ratios, expressed as a percentage, of each Eligible Employee's salary deferral contribution if any, for the Plan Year over the employee's Compensation), of the Highly Compensated Employees must meet either of the following tests: (i) the ADP of the eligible Highly Compensated Employees is not more than 125% of the ADP of all other Eligible Employees, or (ii) the ADP of the eligible Highly Compensated Employees is not more than 200% of the ADP of all other Eligible Employees, and the excess of the ADP for the eligible Highly Compensated Employees over the ADP of all other Eligible Employees is not more than two percentage points. Similarly, the actual contribution percentage ("ACP") (i.e., the average of the actual contribution ratios, expressed as a percentage, of each Eligible Employee's matching contributions, if any, for the Plan Year over the employee's Compensation) of the Highly Compensated Employees must meet either of the following tests: (i) the ACP of the eligible Highly Compensated Employees is not more than 125% of the ACP of all other Eligible Employees, or
(ii) the ACP of the eligible Highly Compensated Employees is not more than 200% of the ACP of all other Eligible Employees, and the excess of the ACP for the eligible Highly Compensated Employees over the ACP of all other employees is not more than two percentage points.

     In general, for Plan Years beginning in 1998, a Highly Compensated Employee includes any employee, who, (1) during the Plan Year or the preceding Plan Year, was at any time a 5% owner (i.e., owns directly or indirectly more than 5% of the stock of an employer, or stock possessing more than 5% of the total combined voting power of all stock of an employer), or (2) for the preceding Plan Year, received Compensation from an employer in excess of $80,000 (in 1998), and (if the employer elects for a Plan Year) was in the group consisting of the top 20% of employees when ranked on the basis of Compensation paid during the Plan Year. The dollar amounts set forth above are adjusted annually to reflect increases in the cost of living.

     In order to prevent the disqualification of the Plan, any amount contributed by Highly Compensated Employees that exceed the ADP limitation in any Plan Year ("excess contributions"), together with any income allocable thereto, must be distributed to such Highly Compensated Employees before the close of the following Plan Year. Moreover, the Bank will be subject to a 10% excise tax on any excess contributions unless such excess contributions, together with any income allocable thereto, either are re-characterized or are distributed before the close of the first 2 1/2 months following the Plan Year to which such excess contributions relate. In addition, in order to avoid disqualification of the Plan, any contributions by Highly Compensated Employees that exceed the average contribution limitation in any Plan Year ("excess aggregate contributions") together with any income allocable thereto, must be distributed to such Highly Compensated Employees before the close of the following Plan Year. However, the 10% excise tax will be imposed on the Bank with respect to any excess aggregate contributions, unless such amounts, plus any income allocable thereto, are distributed within 2 1/2 months following the close of the Plan Year in which they arose.

INVESTMENT OF CONTRIBUTIONS AND ACCOUNT BALANCES

     All amounts credited to Participants' accounts under the Plan are held in the Plan Trust (the "Trust") which is administered by the Trustee appointed by the Bank's Board of Directors.

     Prior to the Offering, Participants have been provided the opportunity to direct the investment of their accounts into one of the following Plan Funds:

A.  Core Equity Fund
B.  Emerging Growth Equity Fund
C.  Value Equity Fund
D.  Actively Managed Bond Fund
E.  Intermediate-Term Bond Fund
F.  Short-Term Investment Fund
G.  International Equity Fund

     The Plan now provides that in addition to the funds specified above, a Participant may direct the Trustee to invest all or a portion of his account in the Employer Stock Fund. A Participant may elect to have both past contributions (and earnings), as well as future contributions to the Participant's accounts invested in either the Employer Stock Fund or among the Plan Funds listed above. Transfers of past contributions (and the earnings thereon) do not affect the investment mix of future contributions. The transfer of past contributions may be made not more than once in any calendar quarter and will be effective as soon as possible following the Participant's written notice to the Plan Administrator, provided such notice is filed with the Plan Administrator at least 10 days before it is to become effective. The election to change the investment of future contributions may be made not more than once in any calendar quarter and will be effective the first payroll period following the Participant's written notice to the Plan Administrator, provided such notice is filed with the Plan Administrator at least 10 days before it is to become effective. Alternatively, a Participant's investment elections will be effective if made in any other manner deemed appropriate by the Plan Administrator if such manner is communicated in writing to the Participants by the Plan Administrator. Any amounts credited to a Participant's accounts for which investment directions are not given will be invested in the Short-Term Investment Fund.

     The net gain (or loss) of the Plan Funds from investments (including interest payments, dividends, realized and unrealized gains and losses on securities, and expenses paid from the Trust) will be allocated daily. For purposes of such allocations, all assets of the Trust are valued at fair market value.

     A.  PREVIOUS FUNDS

     Prior to the effective date of the Offering, contributions under the Plan have been invested in the seven funds specified above. The following table provides performance data with respect to the investment funds available under the Plan, based on information provided to the Company by RSI Retirement Trust.

          NET INVESTMENT PERFORMANCE FOR PERIODS ENDED JUNE 30, 1998
          ----------------------------------------------------------

                                       Quarter                                Annualized
                                        Ended
Fund                                   6/30/98             12 Months       3 Years       5 Years       10 Years
----                                   -------             ---------       -------       -------       --------
A.   Core Equity Fund                   0.02%                22.50%         26.57%        21.09%        17.02%
B.   Emerging Growth Equity Fund       -6.05                  9.43          19.37         19.96         16.31
C.   Value Equity Fund                  0.73                 25.18          28.79         20.42         14.62
D.   Actively Managed Bond Fund         2.80                 11.53           7.73          6.45          8.61
E.   Intermediate-Term Bond Fund        1.87                  7.79           6.31          5.39          7.62
F.   Short-Term Investment Fund         1.24                  5.01           4.91          4.42          5.29
G.   International Equity Fund          2.03                  3.17          13.25         10.73          7.69

     The following is a description of each of the Plan's seven investment funds:

     Account A (Core Equity Fund).  This fund seeks capital appreciation and
     -----------------------------
income and invests in a broadly diversified group of high quality, large capitalization companies exhibiting sustainable growth in earnings and dividends.

  Account B (Emerging Growth Equity Fund).  This fund seeks capital appreciation
  ----------------------------------------
and income by investing primarily in stocks of smaller companies with higher-than-average earnings and dividend growth potential. The fund will generally have a higher degree of risk and price volatility than the portfolios of the Core Equity Fund and the Value Equity Fund.

  Account C (Value Equity Fund).  This fund seeks capital appreciation and
  -----------------------------
income and invests heavily in out-of-favor stocks of financially sound companies that are selling at unjustifiably low market valuations based on price/earnings ratios, price-to-book ratios.

  Account D (Actively Managed Bond Fund).  This fund invests in high quality
  ---------------------------------------
fixed income securities and seeks both principal appreciation and income. The maturity structure of this fund is expected to vary substantially based on the perceived relative attractiveness of different areas of the fixed income market. At least 65% of its assets must be invested in securities issued or backed by the United States government, or its agencies or instrumentalities.

  Account E (Intermediate-Term Bond Fund).  This fund seeks principal
  ---------------------------------------
appreciation and income and invests in high quality fixed-income vehicles that mature within 10 years or have expected average lives of 10 years or less. At least 65% of its assets must be invested in securities issued or backed by the United States government, or its agencies or instrumentalities.

  Account F (Short-Term Investment Fund).  This fund is invested in high
  ---------------------------------------
quality, money market instruments with a maximum average maturity of one year. This fund focuses on preservation of principal while producing a competitive money market return.

  Account G (International Equity Fund).  This fund seeks capital appreciation
  -------------------------------------
and income by investing in stocks of companies headquartered in foreign countries. Each selection is based on companies whose current prices do not reflect the true earnings potential and therefore, are selling at "undervalued" prices.

B. THE EMPLOYER STOCK FUND

   The Employer Stock Fund will consist of investments in Common Stock made during and after the completion of the Offering and Reorganization. After the Offering, the Employer Stock Fund Trustee will, to the extent practicable, use all amounts held by it in the Employer Stock Fund, including cash dividends paid on Common Stock held in the Employer Stock Fund, to purchase shares of Common Stock of the Company. All purchases will be made at prevailing market prices. Under certain circumstances, the Employer Stock Fund Trustee may be required to limit the daily volume of shares purchased. Pending investment in Common Stock, assets held in the Employer Stock Fund may be placed in Bank deposits and other short-term investments.

   The expenses of managing each Plan Fund, including investment management fees, commissions, and other transaction costs, are charged against the assets of the total applicable Fund. A Participant's account will be adjusted to reflect changes in the value of shares of Common Stock resulting from stock dividends, stock splits and similar changes.

  As of the date of this Prospectus Supplement, none of the shares of Common Stock have been issued or are outstanding and there is no established market for the Common Stock. Accordingly, there is no record of the historical performance of the Employer Stock Fund. Performance will be dependent upon a number of factors, including the financial condition and profitability of the Company and the Bank and market conditions for the Common Stock generally.

  INVESTMENT IN THE EMPLOYER STOCK FUND MAY INVOLVE CERTAIN SPECIAL RISKS IN INVESTMENT IN COMMON STOCK OF THE COMPANY. FOR A DISCUSSION OF THESE RISKS FACTORS, SEE THE PROSPECTUS. NEITHER THE BANK NOR THE PLAN GUARANTEE THE PERFORMANCE OF THE EMPLOYER STOCK FUND NOR ARE THE AMOUNTS IN THE EMPLOYER STOCK FUND OR ANY OF THE PLAN FUNDS INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION.

BENEFITS UNDER THE PLAN

  Vesting.  A Participant, at all times, has a fully vested, nonforfeitable
  -------
interest in his or her before-tax contributions, after-tax contributions and rollover contributions and the earnings thereon under the Plan. A Participant is vested in any matching contributions and earnings thereon in accordance with the following schedule:

               Years of Employment      Vesting Percentage
               -------------------      ------------------

               less than 1 year                0%
               1 year but less than 2         20%
               2 years but less than 3        40%
               3 years but less than 4        60%
               4 years but less than 5        80%
               5 years or more               100%

     A Participant will also be 100% vested in matching contributions, regardless of his or her years of employment, upon attainment of normal retirement age under the Plan. Any non-vested contributions which are forfeited shall be allocated to matching contribution accounts of eligible employees who are employed on the last day of the Plan Year or eligible employees who retire, become disabled or die during the Plan Year.

WITHDRAWALS AND DISTRIBUTIONS FROM THE PLAN

     APPLICABLE FEDERAL LAW REQUIRES THE PLAN TO IMPOSE SUBSTANTIAL RESTRICTIONS ON THE RIGHT OF A PLAN PARTICIPANT TO WITHDRAW AMOUNTS HELD FOR HIS OR HER BENEFIT UNDER THE PLAN PRIOR TO THE PARTICIPANT'S TERMINATION OF EMPLOYMENT WITH THE BANK. A

SUBSTANTIAL FEDERAL TAX PENALTY MAY ALSO BE IMPOSED ON WITHDRAWALS MADE PRIOR TO THE PARTICIPANT'S ATTAINMENT OF AGE 59- 1/2, REGARDLESS OF WHETHER SUCH A WITHDRAWAL OCCURS DURING HIS OR HER EMPLOYMENT WITH THE BANK OR AFTER TERMINATION OF EMPLOYMENT.

     Withdrawals Prior to Termination of Employment.  A Participant may make a
     -----------------------------------------------
withdrawal from his or her accounts after age 59 1/2 for any reason no more than once in a calendar year. A Participant may make a withdrawal from his or her accounts prior to termination of employment before age 59 1/2 only in the event of financial hardship, subject to the hardship distribution rules under the Plan. A Participant may borrow against his or her accounts at any time for any reason a minimum of $1,000 and a maximum of the lesser of: 50% of the Participant's accounts (including the vested portion of the matching contribution account) and $50,000 reduced by the largest outstanding loan balance during the past 12 months. All loans, including the renewal, renegotiation, modification or extension of an existing loan are subject to a loan origination fee.

     Distribution Upon Retirement or Disability.  Payment of benefits to a
     -------------------------------------------
Participant who retires, incurs a disability, or otherwise terminates employment shall be made in a single cash payment in monthly, quarterly, semi-annual or annual installments, up to a maximum payment period of 10 years, which period cannot exceed the life expectancy of the Participant (or the Participant and his designated beneficiary), or may be transferred to another qualified employee benefit plan. Benefit payments ordinarily commence as soon as practicable after the Participant's normal retirement date (the later of age 65 or the completion of 5 years of participation in the Plan) following: (i) retirement on or after attainment of normal retirement age; (ii) retirement on or after early retirement (age 60 and 5 years of participation in the Plan), or (iii) termination of service due to disability. Alternatively, at the Participant's election, a Participant may receive a distribution of his accounts after he has terminated employment or may defer receipt until after the Participant's normal retirement or actual retirement (if later) date. With respect to a 5% owner, benefit payments must commence no later than April 1 following the calendar year in which the Participant attains age 70 1/2.

     Distribution Upon Death.  If a Participant dies prior to receipt of the
     ------------------------
entire value of his or her Plan accounts and the Participant elected a single cash payment or did not make an election as to how payments are to be made, payment will be made to the beneficiary in a single cash payment generally as soon as possible following the Participant's death. Payment will be deferred if the Participant had previously elected a later payment date. However, a Participant who has designated his or her surviving spouse as beneficiary and the Participant dies prior to age 70 1/2, payment to his or her spouse will be made no later than the date the Participant would have attained age 70 1/2. If the Participant dies after age 70 1/2, payment to the spouse will be made as soon as possible after the date of death. If the beneficiary is not the Participant's spouse, payment will be made within one year of the date of death. If a Participant is receiving installment payments and dies before receipt of all installments, the designated beneficiary will continue to receive the installments in the same manner as the Participant.

     Distribution Upon Termination for Any Other Reason.  Distribution of
     ---------------------------------------------------
benefits to a Participant with a Plan account value exceeding $3,500, who terminates employment for any other reason, will not be made to the Participant at the time of termination but shall be made upon the Participant's attainment of normal retirement age. Alternatively, at the Participant's election, a Participant may receive a distribution of his accounts after he has terminated employment.

     Nonalienation of Benefits.  Except with respect to federal income tax
     -------------------------
withholding and as provided with respect to a qualified domestic relations order (as defined in the Code), benefits payable under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the Plan shall be void.

ADMINISTRATION OF THE PLAN

The trustee with respect to the Plan is the named fiduciary of the Plan for purposes of Section 402 of ERISA.

     Trustee. The trustee is appointed by the Board of Directors of the Bank to
     -------
serve at its pleasure. The trustees of the RSI Retirement Trust are the trustees of the Plan, other than of the Employer Stock Fund, for which _________________________________ serves as the Employer Stock Fund Trustee. The trustees are referred to collectively herein as the Trustee.

     The Trustee receives and holds the contributions to the Plan in trust and distributes the account balances to Participants and beneficiaries in accordance with the terms of the Plan and the directions of the Plan Administrator. The Trustee is responsible for investment of the assets of the Trust.

REPORTS TO PLAN PARTICIPANTS

     The Trustee will furnish to each Participant a statement quarterly showing
(i) the balance in the Participant's accounts as of the end of that period, (ii) the amount of contributions allocated to such Participant's accounts for that period, and (iii) the adjustments to such Participant's accounts to reflect earnings or losses (if any), distributions made, loans disbursed, loan repayments and/or transfers between investment funds.

PLAN ADMINISTRATOR

     Pursuant to the terms of the Plan, the Plan is administered by the plan administrator (the "Plan Administrator"). The Bank is the Plan Administrator and has designated Michael R. Kallet, the Bank's President and Chief Executive Officer, to supervise its responsibilities as such. The address and telephone number of the Plan Administrator is c/o The Oneida Savings Bank, 182 Main Street, Oneida, NY 13421-1676, telephone number (315) 363-2000. The Plan Administrator is responsible for the administration of the Plan, interpretation of the provisions of the Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the Plan, maintenance of Plan records, books of account and all other data necessary for the proper administration of the Plan, and preparation and filing of all returns and reports relating to the Plan which are required to be filed with the U.S. Department of Labor and the IRS, and for all disclosures required to be made to Participants, beneficiaries, and others under Sections 104 and 105 of ERISA.

AMENDMENT AND TERMINATION

     It is the intention of the Bank to continue the Plan indefinitely. Nevertheless, the Bank may terminate the Plan at any time. If the Plan is terminated in whole or in part, then regardless of other provisions in the Plan, each employee affected by such termination shall have a fully vested interest in his or her accounts. The Bank reserves the right to make, from time to time, any amendment or amendments to the Plan which do not cause any part of the Trust to be used for, or diverted to, any purpose other than the exclusive benefit of Participants or their beneficiaries; provided, however, that the Bank may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with ERISA.

MERGER, CONSOLIDATION OR TRANSFER

     In the event of the merger or consolidation of the Plan with another plan, or the transfer of the Trust assets to another plan, the Plan requires that each Participant would (if either the Plan or the other plan then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he or she would have been entitled to receive immediately before the merger, consolidation or transfer (if the Plan had then terminated).

FEDERAL INCOME TAX CONSEQUENCES

     The following is only a brief summary of certain federal income tax aspects of the Plan which are of general application under the Code and is not intended to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the Plan. The summary is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. Participants are urged to consult their tax advisors with respect to any distribution from the Plan and transactions involving the Plan.

     The Plan is qualified under Section 401(a) and 401(k) of the Code and the related Trust is exempt from tax under Section 501(a) of the Code. A plan that is qualified under these sections of the Code is afforded special tax treatment which include the following: (1) the Bank is allowed an immediate tax deduction for the amount contributed to the Plan each year; (2) Participants pay no current income tax on amounts contributed by the Bank on their behalf; and (3) Earnings of the Plan are tax-exempt thereby permitting the tax-free accumulation of income and gains on investments. The Plan will be administered to comply in operation with the requirements of the Code as of the applicable effective date of any change in the law. The Bank expects to timely adopt any amendments to the Plan that may be necessary to maintain the qualified status of the Plan under the Code.

     Assuming that the Plan is administered in accordance with the requirements of the Code, participation in the Plan under existing federal income tax laws will have the following effects:

     (a) Amounts contributed to a Participant's account and the investment earnings on the account are not includable in a Participant's federal taxable income until such contributions or earnings are actually distributed or withdrawn from the Plan. Special tax treatment may apply to the taxable portion of any distribution that includes Common Stock or qualifies as a Lump Sum Distribution (as described below).

     (b) Income earned on assets held by the Trust will not be taxable to the Trust.

     Lump Sum Distribution. A distribution from the Plan to a Participant or the
     ---------------------
beneficiary of a Participant will qualify as a lump sum distribution ("Lump Sum Distribution") if it is made: (i) within one taxable year of the Participant or beneficiary; (ii) on account of the Participant's death, disability or separation from service, or after the Participant attains age 59 1/2; and (ii) consists of the balance to the credit of the Participant under this Plan and all other profit sharing plans, if any, maintained by the Bank. The portion of any Lump Sum Distribution that is required to be included in the Participant's or beneficiary's taxable income for federal income tax purposes (the"total taxable amount") consists of the entire amount of such Lump Sum Distribution less the amount of after-tax contributions, if any, made by the Participant to any other profit sharing plan maintained by the Bank which is included in such distribution.

     Averaging Rules.  The portion of the total taxable amount of a Lump Sum
     ----------------
Distribution that is attributable to participation after 1973 in the Plan or in any other profit-sharing plan maintained by the Bank (the "ordinary income portion") will be taxable generally as ordinary income for federal income tax purposes. However, a Participant who has completed at least five years of participation in the Plan before the taxable year in which the distribution is made, or a beneficiary who receives a Lump Sum Distribution on account of the Participant's death (regardless of the period of the Participant's participation in the Plan or any other profit-sharing plan maintained by the Bank), may elect to have the ordinary income portion of such Lump Sum Distribution taxed according to a special averaging rule ("five-year averaging"). The election of the special averaging rules may apply only to one Lump Sum Distribution received by the Participant or beneficiary, provided such amount is received on or after the Participant turns 59 1/2 and the recipient elects to have any other Lump Sum Distribution from a qualified plan received in the same taxable year taxed under the special averaging rule. Under a special grandfather rule, individuals who turned 50 by 1985 may elect to have their Lump Sum Distribution taxed under either the five-year averaging rule or under the prior law ten-year averaging rule.

     Common Stock Included in Lump Sum Distribution.  If a Lump Sum Distribution
     -----------------------------------------------
includes Common Stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount will be reduced by the amount of any net unrealized appreciation with respect to such Common Stock, i.e., the excess of the value of such Common Stock at the time of the distribution over its cost to the Plan. The tax basis of such Common Stock to the Participant or beneficiary for purposes of computing gain or loss on its subsequent sale will be the value of the Common Stock at the time of distribution less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of such Common Stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will be considered long-term capital gain regardless of the holding period of such Common Stock. Any gain on a subsequent or other taxable disposition of the Common Stock in excess of the amount of net unrealized appreciation at the time of distribution will be considered either short-term capital gain or long-term capital gain depending upon the length of the holding period of the Common Stock. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of such distribution to the extent allowed by the regulations to be issued by the IRS.

     Contribution to Another Qualified Plan or to an IRA.  A Participant may
     ----------------------------------------------------
defer federal income taxation of all or any portion of the total taxable amount of a Lump Sum Distribution (including the proceeds from the sale of any Common Stock included in the Lump Sum Distribution) to the extent that such amount, or a portion thereof, is contributed, within 60 days after the date of its receipt by the Participant, to another qualified plan or to an individual retirement account ("IRA"). If less than the total taxable amount of a Lump Sum Distribution is contributed to another qualified plan or to an IRA within the applicable 60-day period, the amount not so contributed must be included in the Participant's income for federal income tax purposes and will not be eligible for the special averaging rules or for capital gains treatment. Additionally, a Participant may defer the federal income taxation of any portion of an amount distributed from the Plan on account of the Participant's disability or separation from service, generally, if the amount is distributed within one taxable year of the Participant, and such amount is contributed, within 60 days after the date of its receipt by the Participant, to an IRA. Prior to 1993, following the partial distribution of a Participant's account, any remaining balance under the Plan (and the balance to the credit of the Participant under any other profit sharing plan sponsored by the Bank) would not be eligible for the special averaging rules or for capital gains treatment. For these purposes, a "partial distribution" is a distribution within one taxable year of the Participant equal to at least 50% of the balance of a Participant's account ("Partial Distribution").

     Pursuant to a change in the law, effective January 1, 1993, virtually all distributions from the Plan may be rolled over to another qualified Plan or to an IRA without regard to whether the distribution is a Lump Sum Distribution or a Partial Distribution. Effective January 1, 1993, Participants have the right to elect to have the Trustee transfer all or any portion of an "eligible rollover distribution" directly to another plan qualified under Section 401(a) of the Code or to an IRA. If the Participant does not elect to have an "eligible rollover distribution" transferred directly to another qualified plan or to an IRA, the distribution will be subject to a mandatory federal withholding tax equal to 20% of the taxable distribution. An "eligible rollover distribution" means any amount distributed from the Plan except: (1) a distribution that is (a) one of a series of substantially equal periodic payments made (not less frequently than annually) over the Participant's life or the joint life of the Participant and the Participant's designated beneficiary, or (b) for a specified period of ten years or more; (2) any amount that is required to be distributed under the minimum distribution rules; and (3) any other distributions excepted under applicable federal law.

     The beneficiary of a Participant who is the Participant's surviving spouse also may defer federal income taxation of all or any portion of a distribution from the Plan to the extent that such amount, or a portion thereof, is contributed within 60 days after the date of its receipt by the surviving spouse, to an IRA. If all or any portion of the total taxable amount of a Lump Sum Distribution is contributed by the surviving spouse of a Participant to an IRA within the applicable 60-day period, any subsequent distribution from the IRA will not be eligible for the special averaging rules or for capital gains treatment. Any amount received by the Participant's surviving spouse that is not contributed to another qualified plan or to an IRA within the applicable 60-day period, and any amount received by a nonspouse beneficiary will be included in such beneficiary's income for federal tax purposes in the year in which it is received.

     Additional Tax on Early Distributions.  A Participant who receives a
     --------------------------------------
distribution from the Plan prior to attaining age 59 1/2 will be subject to an additional income tax equal to 10% of the taxable amount of the distribution. The 10% additional income tax will not apply, however, to the extent the distribution is rolled over into an IRA or another qualified plan or the distribution is (i) made to a beneficiary (or to the estate or a Participant) on or after the death of the Participant, (ii) attributable to the Participant's being disabled within the meaning of Section 72(m)(7) of the Code, (iii) part of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Participant or the joint lives (or joint life expectancies) of the Participant and his beneficiary, (iv) made to the Participant after separation from service on account of early retirement under the Plan after attainment of age 55, (v) made to pay medical expenses to the extent deductible for federal income tax purposes, (vi) payments made to an alternate payee pursuant to a qualified domestic relations order, or
(vii) made to effect the distribution of excess contributions or excess deferrals.

ERISA AND OTHER QUALIFICATIONS

     As noted above, the Plan is subject to certain provisions of the ERISA and has received a favorable determination that it is qualified under Section 401(a) of the Code.

     The foregoing is only a brief summary of certain federal income tax aspects of the Plan which are of general application under the Code and is not intended to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the Plan. Accordingly, each Participant is urged to consult a tax advisor concerning the federal, state and local tax consequences of participating in and receiving distributions from the Plan.

SEC REPORTING AND SHORT-SWING PROFIT LIABILITY

     Section 16 of the Exchange Act imposes reporting and liability requirements on officers, directors, and persons beneficially owning more than 10% of the equity securities (such as the Common Stock) of public companies. Section 16(a) of the Exchange Act requires the filing of reports of beneficial ownership. Within 10 days of becoming a person subject to the reporting requirements of
Section 16(a), a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission ("SEC"). Certain changes in beneficial ownership, such as purchases, sales and gifts must be reported periodically, either on a Form 4 within 10 days after the end of the month in which a change occurs, or annually on a Form 5 within 45 days after the close of the Company's fiscal year. Certain discretionary transactions in and beneficial ownership of the Common Stock through the Employer Stock Fund of the Plan by officers, directors and persons beneficially owning more than 10% of the Common Stock must be reported to the SEC by such individuals.

     In addition to the reporting requirements described above, Section 16(b) of the Exchange Act provides for the recovery by the Company of profits realized by an officer, director or any person beneficially owning more than 10% of the Common Stock ("Section 16(b) Persons") resulting from non-exempt purchases and sales of the Common Stock within any six-month period.

     The SEC has adopted rules that provide exemption from the profit recovery provisions of Section 16(b) for participant-directed employer security transactions within an employee benefit plan, such as the Plan, provided certain requirements are met. These requirements generally involve restrictions upon the timing of elections to acquire or dispose of employer securities for the accounts of Section 16(b) Persons.

     Except for distributions of Common Stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, under the Plan, Section 16(b) Persons are required to hold shares of Common Stock distributed from the Plan for six months following such distribution and are prohibited from directing additional purchases of units within the Employer Stock Fund for six months after receiving such a distribution.

FINANCIAL INFORMATION REGARDING PLAN ASSETS

     Financial statements representing the net assets available for Plan benefits at June 30, 1998 are attached to this Prospectus Supplement.

                                 LEGAL OPINION

     The validity of the issuance of the Common Stock will be passed upon by Luse Lehman Gorman Pomerenk & Schick, A Professional Corporation, Washington, D.C., which firm acted as special counsel to the Bank in connection with the Bank's Reorganization into the mutual holding company form of ownership.

                            THE ONEIDA SAVINGS BANK

                  401(k) SAVINGS PLAN IN RSI RETIREMENT TRUST

              Statement of Net Assets Available for Plan Benefits
                             with Fund Information

                                 June 30, 1998


  Assets
  ------               Core       Emerging Growth   Value     Actively Managed  Intermediate-Term    Short-Term     International
                     Equity Fund    Equity Fund    Equity Fund     Bond Fund         Bond Fund      Investment Fund   Equity Fund
 Investments         -----------    -----------    -----------     ---------         ---------      ---------------   -----------
      $               1,223,55           411,419      8,454         166,640           111,278          74,451            8,174



Forfeitures                          $       213

Total Value of Accounts              $ 2,004,180

Outstanding Loans Receivable         $         0
                                     -----------

Total Assets                         $ 2,004,180

Liabilities                          $         0
-----------                          -----------

Net Assets Available for Plan
 Benefits                            $ 2,004,180
                                     ===========